As filed with the Securities and Exchange Commission on August 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	46-1347456
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410) 571-9860

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven L. Chuslo, Esq.

Executive Vice President, General Counsel

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410) 571-6161

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq.

Andrew S. Epstein, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.01 per share	3,178,410	42,606,586	5,488

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the New York Stock Exchange on August 8, 2014.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 14, 2014

PROSPECTUS

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

Common Stock

This prospectus relates to the offer and resale from time to time of up to 3,178,410 shares of our common stock, par value $0.01 per share, by the selling stockholders identified in this prospectus or in supplements to this prospectus, or the selling stockholders. Of these 3,178,410 shares of common stock, 331,282 shares represent common stock that may be issued in exchange for units of limited partnership interest of our operating partnership, or OP units. See “Selling Stockholders.” The shares of our common stock and the OP units were issued to the selling stockholders in connection with the formation transactions undertaken in connection with our initial public offering, or our formation transactions. This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We will receive no proceeds from any sale of shares by the selling stockholders, but will incur expenses in connection with the registration of these shares. See “Selling Stockholders” and “Plan of Distribution.” We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HASI.” On August 13, 2014, the closing sale price of our common stock on the NYSE was $14.13 per share.

The selling stockholders identified in this prospectus from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus. Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

Investing in shares of our common stock involves risks. You should carefully read the risk factors described in our Securities and Exchange Commission filings, including those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, before investing in our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement and covers shares of our common stock held by selling stockholders initially issued in connection with our formation transactions, or issuable in exchange for OP units issued in connection with our formation transactions, to selling stockholders who can sell such shares by means of this prospectus in the circumstances we describe. You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “company,” “we,” “us” and “our” to refer to Hannon Armstrong Sustainable Infrastructure Capital, Inc., together with its subsidiaries.

SUMMARY INFORMATION

We are an internally managed real estate investment trust, or REIT, that provides debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment or make more efficient use of natural resources.

We intend to elect and qualify to be taxed as a REIT, for U.S. federal income tax purposes, commencing with the year ended December 31, 2013. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

Our principal executive offices are located at 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401. Our telephone number is (410) 571-9860. Our website is www.hannonarmstrong.com. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013, or our 2013 10-K, as well as other information in this prospectus and any applicable prospectus supplement before purchasing any shares of our common stock. Any of these risks described could materially adversely affect our business, financial condition, results of operations, tax status or ability to make distributions to our stockholders. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If this were to happen, the price of our common stock could decline significantly and you could lose a part or all of your investment. Each of the risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose all or a portion of your original investment. See “Where You Can Find More Information” beginning on page 56 of this prospectus.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated by reference in this document within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	the use of the proceeds of this offering;

•	the state of government legislation, regulation and policies that support energy efficiency, clean energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, clean energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	our ability to complete potential new financing opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local government and changes to U.S. federal, state and local government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	our acquisition and integration of American Wind Capital Company, LLC;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exception from registration under the 1940 Act;

•	availability of opportunities to originate energy efficiency, clean energy and sustainable infrastructure projects;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

The risks included here are not exhaustive. Other sections of this prospectus may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are included in our 2013 10-K, which is incorporated by reference into this prospectus. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Such new risks and uncertainties may be included in the documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus which will be considered to be incorporated by reference into this prospectus. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider these risks before you make an investment decision with respect to our common stock, preferred stock, depositary shares, debt securities, warrants or rights.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors” in our 2013 10-K and in the other documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, which will be considered to be incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from sales of common stock by the selling stockholders. We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of our common stock being registered hereby. The proceeds from any sales are solely for the account of the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders or their permitted transferees, assignees, donees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale may from time to time offer and sell any or all of the common stock offered under this prospectus. This prospectus covers the resale of up to 3,187,410 shares of common stock, comprised of: (1) 1,741,238 shares of common stock issued in connection with our formation transactions at the time of our initial public offering on April 23, 2013, or our IPO, (2) 331,282 shares of common stock issuable upon exchange of OP units issued in connection with our formation transactions, which are exchangeable on a one-for-one basis into cash or, at our option, shares of our common stock and (3) 1,105,890 shares of common stock (including 974,406 unvested shares) granted under our 2013 Equity Incentive Plan (the “2013 Plan”) to our directors, officers and other employees.

The table below provides the names of the selling stockholders, the maximum number of shares of our common stock held by, or issuable upon exchange of OP units to, such selling stockholders and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the offering, assuming all of the offered shares are sold and based on information made available to us by the selling stockholders. The selling stockholders are not required to tender their OP units for redemption, nor are we required to issue shares of common stock (in lieu of our operating partnership redeeming the OP units for cash) to any selling stockholder who elects to redeem OP units. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares of common stock that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Information regarding the selling stockholders may change from time to time, and any changed info will be set forth in a prospectus supplement, post-effective amendment or other filings that we may make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

	Shares Beneficially Owned		Shares Being Registered	Percentage Beneficial Ownership After Offering(2)
Name(1)	Number	Percent(2)
Executive Officers and Directors:
Jeffrey W. Eckel	828,279	3.64%	796,049	*
J. Brendan Herron(3)	286,006	1.25%	281,506	*
Steven L. Chuslo(4)	151,828	*	142,458	*
Nathaniel J. Rose	175,696	*	165,696	*
M. Rhem Wooten Jr.(5)	177,618	*	136,118	*
Mark J. Cirilli(6)	12,695	*	12,695	*
Charles M. O’Neil	10,843	*	10,843	*
Richard J. Osborne	18,343	*	10,843	*
Jackalyne Pfannenstiel	10,843	*	10,843	*
All directors and executive officers as a group (9 persons)	1,672,151	7.31%	1,567,051	*

Other Selling Stockholders:
MissionPoint Capital Partners, LLC(7)	18,520	*	18,520	*
MB Private Equity Partners, LLC(8)	37,032	*	37,032	*
Jesse Fink(9)	55,548	*	55,548	*
Moore Macro Fund (US), Inc.(10)	46,290	*	46,290	*
Mark Schwartz(9)	55,548	*	55,548	*
Mark Lewis(9)	3,703	*	3,703	*
Josephine Merck(9)	11,110	*	11,110	*
Stewart Greenfield(9)	3,703	*	3,703	*
Peter Stein and Lisa Cashdan(9)	1,852	*	1,852	*
Lisa A. Hale	20,741	*	20,741	*
Michael J. Hester	76,978	*	74,837	*
Daniel K. McMahon	148,358	*	148,358	*
Katherine M. Dent	17,560	*	15,060	*
John J. Christmas	18,243	*	18,243	*
All other selling stockholders as a group(11)	183,900	*	167,972	*

*	Represents beneficial ownership of less than 1%.
(1)	The address for each of the directors and officers named above is 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.
(2)	Based on a total of 22,748,817 shares of our common stock (including 974,406 unvested shares of restricted common stock) and 331,282 OP units excluding OP units held by our company (which are redeemable for cash or, at our option, exchangeable on a one-for-one basis into shares of our common stock) outstanding as of August 13, 2014. In addition, share amounts for each of the selling stockholders assume that all OP units held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our common stock.

(3)	This amount includes 150,068 shares of common stock and 135,938 shares of common stock issuable upon exchange of OP units.
(4)	This amount includes 4,370 shares held by the individual’s significant other.
(5)	This amount includes 24,000 shares held by the individual’s spouse.
(6)	Consists of 10,843 shares that were issued to Mr. Cirilli in connection with his services as a member of our board of directors. Prior to January 2014, Mr. Cirilli, pursuant to an arrangement with MissionPoint Capital Partners, LLC, assigned to MissionPoint Capital Partners, LLC any remuneration received for service as a director of our company. Such remuneration will then offset the management fees payable to MissionPoint Capital Partners, LLC by MissionPoint Capital Partners Fund I, L.P. Also consists of 1,852 OP units held directly by Mr. Cirilli that were received in a distribution from MissionPoint Capital Partners III, LLC.
(7)	Consists of 18,520 shares of common stock. Mr. Jesse Fink and Mr. Mark Cirilli are the executive committee members of MissionPoint Capital Partners, LLC and share voting and dispositive power over the shares held by the MissionPoint entities and disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein.
(8)	Murray Kempe serves as manager of the selling stockholder.
(9)	Represents shares of common stock issuable upon exchange of OP units.
(10)	Represents shares of common stock issuable upon exchange of OP units. Moore Capital Management, LP (“MCM”) is the investment manager with investment discretion over the selling stockholders. Louis M. Bacon controls MCM.
(11)	Includes 15,738 OP units owned by the selling stockholders and 152,234 shares of common stock held by employees and former employees of our company that are not named in the table and that in the aggregate beneficially own less than 1.0% of our common stock (assuming the OP units held by such selling stockholders are exchanged for shares of our common stock, but that none of the OP units held by other persons are exchanged for shares of our common stock). Certain of the selling stockholders may be affiliates of a broker-dealer. The selling stockholders have represented to us that they received the shares of common stock (or OP units which are redeemable for cash or, at our option, exchangeable on a one-for-one basis into shares of our common stock) to be resold pursuant to this prospectus in the ordinary course of business and, at the time of the receipt of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

This prospectus relates to the possible resale, from time to time, by the selling stockholders of up to 3,178,410 shares of common stock, comprised of: (1) 1,741,238 shares of common stock issued in connection with our formation transactions at the time of our IPO, (2) 331,282 shares of common stock issuable upon exchange of OP units issued in connection with our formation transactions, which are exchangeable on a one-for-one basis, into cash or, at our option, shares of our common stock and (3) 1,105,890 shares of common stock granted under the 2013 Plan to our directors, officers and other employees.

Our common stock is listed on the NYSE under the symbol “HASI.” We are registering the shares of our common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We have not and will not receive any proceeds from the issuance of the shares of our common stock to the selling stockholders or from the sale of such shares by the selling stockholders.

As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock offered hereby will be borne by the selling stockholders.

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent.

The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the shares or interests therein by a variety of methods, including the following:

•	on any national securities exchange on which our common stock may be listed at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in privately negotiated transactions;

•	through short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in any combination of the above or by any other legally available means; and

•	any other method permitted pursuant to applicable law.

Such transactions may or may not involve brokers or dealers. In addition, these transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders. Certain of the selling stockholders may be affiliates of a broker-dealer. The selling stockholders have represented to us that they received the shares of common stock (or OP units which are redeemable for cash or, at our option, exchangeable on a one-for-one basis into shares of our common stock) to be resold pursuant to this prospectus in the ordinary course of business and, at the time of the receipt of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

Selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided the requirements of such rule are met.

The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of common stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL and to our charter and our bylaws, each as amended and restated. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus and the documents incorporated by reference herein, as well as our charter and our bylaws, copies of which are filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, par value $0.01 per share, and up to 50,000,000 shares of preferred stock, par value $0.01 per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without common stockholder approval. As of August 13, 2014, 22,748,817 shares of our common stock are issued and outstanding (including 974,406 unvested shares of restricted common stock), and no shares of our preferred stock are issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Shares of Common Stock

All of the shares of our common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect generally all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions may be approved by a majority of all of the votes entitled to be cast on the matter, except that certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, must be approved by at least two-thirds of the votes entitled to be cast on the amendment. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% in value or number of shares, whichever is more restrictive, of any of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate of the outstanding shares of all classes and series of our capital stock. We refer to these limits collectively as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “prohibited owner” if, had the violative transfer been effective, the person would beneficially own or constructively own shares of capital stock and, if appropriate in the context, shall also mean any person who would have been the record owner of the shares that the prohibited owner would have so owned.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or any class or series of our preferred stock, or 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of the ownership limit.

Our board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive all or any component of the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would not result in our failing to qualify as a REIT. As a condition of its waiver or grant of an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or a ruling of the Internal Revenue Service, or the IRS, satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limit or any component thereof unless, after giving effect to such increase, we would be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock, preferred stock, or stock of any class or series, as applicable, in excess of such percentage ownership of our common stock, preferred stock or stock of all classes and series will be in violation of the ownership limit.

Our charter also prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to the trust as described below, must immediately give written notice to us of such event or, in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void and the intended transferee will acquire no rights in such shares.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last sales price reported on the NYSE on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock must be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NYSE on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be immediately paid to the charitable beneficiary of the trust, together with other amounts held by the trustee for the beneficiary of the trust. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust, and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and must be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights must be exercised for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. In addition, if our board of directors determines that a proposed transfer would violate the restrictions on ownership and transfer of our stock, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions and limitations on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR

CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and to our charter and our bylaws, copies of which are filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could modify our bylaws to change that range. Subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and, if our board of directors is classified, any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock generally will be able to elect all of our directors at any annual meeting.

Removal of Directors

Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. There is no assurance that our board of directors will not amend or repeal this resolution in the future.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) a director of the corporation who is also an employee of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.

Amendment to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the special meeting, is entitled to vote at the meeting in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who served any predecessor of our company, including Hannon Armstrong Capital, LLC, in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. Our charter also provides that our board of directors may determine that compliance with any restriction or limitation on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, L.P. PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the partnership agreement of our operating partnership, a copy of which is filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

General

Hannon Armstrong Sustainable Infrastructure, L.P., our operating partnership, was formed to acquire and own our assets. We are considered to be an UpREIT in which all of our assets are owned in a limited partnership of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income.

We are the sole general partner of our operating partnership and are liable for its obligations. As the sole general partner, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including a merger of our operating partnership or a sale of substantially all of its assets. The OP units have no voting rights. Our operating partnership is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. As the sole general partner of our operating partnership, our consent is required for any amendment to the partnership agreement of our operating partnership. Additionally, without the consent of the limited partners, we may amend the partnership agreement of our operating partnership in any respect, implement mergers involving our operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our operating partnership that could result in the conversion of outstanding OP units into cash, shares of our common stock or other securities. The partnership agreement of our operating partnership only requires that, in such circumstances, limited partners receive cash, shares of our common stock or other securities having a fair market or net asset value, as the case may be, equal to the net asset value of the OP units being converted as of the month end period immediately prior to such conversion. The limited partners have no power to remove the general partner without the general partner’s consent.

Although all of our assets are currently held through the UpREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through our operating partnership. In the event we elect to hold assets directly, the income of our operating partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of our operating partnership have agreed that if there is a conflict in the duties our directors and officers owe to us under Maryland law and the duties that we, in our capacity as general partner of our operating partnership, owe to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our company.

The limited partners of our operating partnership have expressly acknowledged that we are acting for the benefit of the operating partnership, the limited partners and our company collectively.

Capital Contributions

If our operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partner interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our stockholders.

Operations

The partnership agreement of our operating partnership provides that our operating partnership is to be operated in a manner that will (1) enable us to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Internal Revenue Code.

Similarly, the partnership agreement of our operating partnership provides that taxable income is allocated to the partners of our operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership. See “U.S. Federal Income Tax Considerations—Tax Aspects of Ownership of Equity Interests in Partnerships and Other Transparent Entities.”

Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and holding our assets, our operating partnership will pay all of our administrative costs and expenses and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to any offerings and registrations of securities;

•	all expenses associated with our preparation and filing of any periodic reports under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all other operating or administrative costs of ours incurred in the ordinary course of its business.

Exchange of OP Units

Subject to certain limitations and exceptions, holders of OP units, other than us or our subsidiaries, have the right to cause our operating partnership to purchase their OP units for cash in an amount equal to the market value of an equivalent number of shares of our common stock. The market value of the common stock for this purpose will be equal to the average of the closing trading price of a share of our common stock on the NYSE for the ten trading days before the day on which the redemption notice is given to our operating partnership. In addition, the partnership agreement of our operating partnership also provides that, beginning on April 23, 2014 (and October 23, 2013 in respect of OP units received by certain entities affiliated with MissionPoint as part of our formation transactions), the OP units issued in connection with our formation transactions became redeemable for cash. At our option, except as described in the following paragraph, the OP units offered for redemption are exchangeable, on a one-for-one basis, for shares of common stock, and we anticipate that rather than pay cash, we will normally elect to issue common stock in exchange for OP units offered for redemption. Redemption rights of OP unit holders may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons or (3) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT.

On January 2, 2014, we and certain holders of the registration rights agreed (the “January 2nd Letter”) to delay the requirement to file the resale registration statement until we are eligible to file a short-form registration statement on Form S-3. However, in exchange for the agreement to delay the filing of the resale registration statement, we agreed that until the resale registration statement is effective, we will not exercise our right under the partnership agreement to deliver shares of our common stock in lieu of cash upon a request for redemption of OP units and instead will redeem such OP units for cash effective January 2, 2014, in accordance with the terms of the partnership agreement. We have filed this short-form registration statement on Form S-3 as part of our obligation under the registration rights agreement and the January 2nd Letter, and once it is declared effective by the Securities and Exchange Commission, we will not be required redeem such OP units for cash.

Mandatory Redemption Rights

We (and our operating partnership) do not have a mandatory redemption policy. However, as the sole general partner of our operating partnership, we may, without the consent of the limited partners approve certain amendments to the partnership agreement of our operating partnership, implement mergers involving our operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our operating partnership, that could result in the conversion of outstanding OP units (including LTIP units) into cash, shares of our common stock or other securities. The partnership agreement of our operating partnership only requires that, in such circumstances, limited partners receive cash, shares of our common stock or other securities having a fair market or net asset value, as the case may be, equal to the net asset value of the OP units being converted as of the month end period immediately prior to such conversion. See “—General.”

Distributions

The partnership agreement of our operating partnership provides that our operating partnership will distribute cash flow from operations to the partners of our operating partnership in accordance with their relative percentage interests at such times and in such amounts determined by us as the general partner such that a holder of one OP unit will receive the same amount of annual cash flow distributions from our operating partnership as the amount of annual distributions paid to the holder of one share of our common stock.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, our current policy is to cause our operating partnership to pay distributions to holders of OP units and holders of LTIP units which, on an annual basis, will equal all or substantially all of our taxable income. Any distributions we and our operating partnership make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures.

Transferability of Interests

We are not able to (1) voluntarily withdraw as the general partner of our operating partnership, or (2) transfer our general partner interest in our operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. The limited partners are not able to transfer their OP units, in whole or in part, without our written consent as the general partner of the partnership except where the limited partner becomes incapacitated.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Hannon Armstrong Sustainable Infrastructure Capital, Inc., and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary, with the exception of those matters specifically described herein. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	RICs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and

•	except to the extent discussed below, tax-exempt organizations and non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF US AS A REIT AND HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE HOLDING AND DISPOSITION OF OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company—General

We intend to elect, and operate our business so as to qualify, to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 2013. We believe that we have been organized and operated, and we intend to continue to operate, in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with the preparation and filing of this prospectus. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2013, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that they and we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and have operated, and we intend to continue to operate, in such a manner so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to continue to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to continue to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification as a REIT.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to continue to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

Stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, and therefore may be subject to a 39.6% maximum rate on ordinary income. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to wilful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the required distribution, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in certain loan securitization structures (i.e., a “taxable mortgage pool”) to the extent that our common stock is held by specified types of tax-exempt organizations known as “disqualified organizations” that are not subject to tax on unrelated business taxable income. To the extent that we own a taxable mortgage pool through a TRS, we will not be subject to this tax. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

•

We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

•	We will have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)	which meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year; and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. We believe that our common stock has sufficient diversity of ownership to satisfy the requirements described in conditions (5) and (6) above. Our charter provides restrictions regarding the ownership and transfer of shares of our stock, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of shares of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of shares of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of our operating partnership and other partnerships in which we own an equity interest (including equity interests in any lower tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. We and each of our TRSs have made a TRS election with respect to each of our TRSs, which allows our TRSs to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We hold assets in our TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our total assets. To the extent that we acquire loans with an intention of selling such loans in a manner that might expose us to a 100% tax on “prohibited transactions,” such loans will be acquired by a TRS. If dividends are paid to us by our TRSs, then a portion of dividends, if any, that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’ debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. We may enter into financing and securitization arrangements that give rise to TMPs. Specifically, we may securitize certain loans that we hold and such securitizations may result in us owning interests in a TMP. To the extent that we do so, we may enter into such transactions through a qualified REIT subsidiary or a subsidiary REIT. We would be precluded from selling to outside investors equity interests in securitizations entered into through a qualified REIT subsidiary or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes in order to ensure that such entity remains a qualified REIT subsidiary.

A TMP generally is treated as a corporation for U.S. federal income tax purposes; it cannot be included in any consolidated U.S. federal corporate income tax return. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply unless such subsidiary is itself a REIT. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary that would become a TMP, in which we own some, but less than all, of the ownership interests (unless such subsidiary is a REIT), and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from loans secured by real property, and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to continue to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in this effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. We invest in loans made for purposes of improving or developing real property, the interest from which is qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the loan is equal to or greater than the highest outstanding principal amount of the loan during any taxable year, and other requirements are met. With respect to loans made for purposes of improving or developing real property, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan. In particular, we intend to continue to treat the interest income that we receive from loans secured by the financing of real property included in our sustainable infrastructure projects, which we include in our “financing receivables,” as interest on obligations secured by mortgages on real property that is qualifying income for purposes of the 75% gross income test. We received a private letter ruling from the IRS relating to our ability to treat income from certain of our financing receivables as qualifying REIT income to the extent it falls within the scope of such private letter ruling. We are entitled to rely upon this ruling for that income which fits within the scope of such private letter ruling only to the extent that we have the legal and contractual rights described therein and did not misstate or omit in the ruling request a relevant fact and that we continue to operate in the future in accordance with the relevant facts described in such request, and no assurance can be given that we will always be able to do so. If we were not able to treat the interest income that we receive as qualifying income for purposes of the REIT gross income tests, we would be required to restructure the manner in which we receive such income and we may realize significant income that does not qualify for the REIT gross income tests, which could cause us to fail to qualify as a REIT. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

In the event that we invest in a financing receivable or other loan that is fully secured by both real property and other property, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the financing receivable or other loan, determined when we commit to acquire the financing receivable or other loan, and the denominator of which is the highest “principal amount” of the financing receivable or other loan during the year. Revenue Procedure 2011-16 interprets the “principal amount” of the financing receivable or other loan to be the face amount of the financing receivable or other loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the financing receivable or other loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal. Any financing receivable or other loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in IRS Revenue Procedure 2011-16 as described above.

In the future, we may hold mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests or the interest generated by these loans as qualifying income under the 75% gross income test.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

Fee Income

We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income or profits. Other fees are not qualifying income for purposes of either the 75% or 95% gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

We have entered and may in the future enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including hedging instruments such as interest rate swap agreements, interest rate cap agreements, swaptions, and options on such contracts, futures contracts, puts and calls, similar financial instruments or other financial instruments that we deem appropriate. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to continue to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurances we will be successful in this regard.

Phantom Income

Due to the nature of the assets in which we expect to invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

To the extent we acquire debt instruments in the secondary market for less than their face amount, the amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. We will accrue market discount on the basis of a constant yield to maturity of a debt instrument. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

Some of the debt instruments that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt instrument, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the debt instrument in question will be made, with consequences similar to those described in the previous paragraph if all payments on the debt instrument are not made.

Although we do not presently intend to, we may, in the future, acquire debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

In addition, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition and the related cash receipts, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Rents from Real Property

Rents that we receive from real property or interests therein that we own or purchase in the future qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations. We intend to structure any leases so that the rent payable thereunder will qualify as “rents from real property,” but there can be no assurance we will be successful in this regard.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the greater of 150% of our direct cost in furnishing or rendering the services or the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Failure to Satisfy the Gross Income Tests

We intend to continue to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving our failure to satisfy the gross income tests, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be a significant amount.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, certain building improvements, leasehold interests in real property, stock of other corporations that qualify as REITs and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above but there can be no assurance that we will be successful in this regard.

We may hold certain participation interests, including B Notes, in loans secured by real property and mezzanine loans originated by other lenders. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test discussed above. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

We intend to continue to treat a portion of our interests in the loans secured by real property included in our sustainable infrastructure projects, which we include in our “financing receivables,” as real estate assets that qualify under the 75% asset test. We received a private letter ruling from the IRS relating to our ability to treat certain of our financing receivables as qualifying REIT assets to the extent they fall within the scope of such private letter ruling. (see “Gross Income Tests—Interest Income” above). We expect that our holdings of TRSs and other assets is, and will continue to be, structured in a manner that will comply with the foregoing REIT asset requirements, and we intend to continue to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in our TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the REIT asset tests, and could fail to qualify as a REIT. A financing receivable that we own will generally be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the financing receivable, the value of the real property securing the loan is equal or greater to the principal amount of the loan. In the event that we invest in a financing receivable or other loan that is secured by both real property and other property, Revenue Procedure 2011-16 may apply to determine what portion of the financing receivable or other loan will be treated as a real estate asset for purposes of the 75% asset test. The interest apportionment rules apply if the financing receivable or other loan in question is secured by both real property and other property. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a financing receivable or other loan as a real estate asset in its entirety to the extent that the value of the financing receivable or other loan is equal to or less than the value of the real property securing the financing receivable or other loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of financing receivable or other loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests.

In addition, we may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any repurchase agreement and that the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Failure to Satisfy the Asset Tests

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership of assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10.0 million. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. Stockholders that are U.S. corporations would also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid U.S. federal corporate income tax. We intend to continue to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, to use cash reserves, to liquidate non cash assets at rates or times we regard as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

It is possible that a portion of our income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income,” although we have no current intention of entering into TMP arrangements that would give rise to excess inclusion income. A REIT’s excess inclusion income must be allocated among its stockholders in proportion to dividends paid. We are required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	in the case of a stockholder that is a REIT, a RIC, or a common trust fund or other pass through entity, is considered excess inclusion income of such entity,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax,

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders, and

•	is taxable (at the highest U.S. federal corporate tax rate, currently 35%) to the REIT, rather than its stockholders, to the extent allocable to the REIT’s stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method.

Tax-exempt investors, RIC or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of an investment in our common stock.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to U.S. federal corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we will have an interest to ensure that they will not adversely affect our qualification as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to continue to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Tax on Built-In Gains

If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation (a “carry-over basis transaction”), and if we subsequently dispose of any such assets during the 10-year period following the acquisition of the assets from the subchapter C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by to us over the basis of such assets on such date, which we refer to as built-in gains. However, the built-in gains tax will not apply if the subchapter C corporation elects to be subject to an immediate tax when the asset is acquired by us. We do not expect any tax payable by our company that is attributable to built-in gains to be material.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Tax Aspects of Ownership of Equity Interests in Partnerships and Other Transparent Entities

General

We hold our assets through entities that are classified as partnerships and other transparent entities, including trusts, for U.S. federal income tax purposes, including our interest in our operating partnership and any equity interests in lower-tier partnerships. For a discussion of the tax treatment of transparent “pass-through” entities in which we hold interests, see “—Effect of Subsidiary Entities—Disregarded Subsidiaries.” In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The ownership by us of equity interests in partnerships, including our operating partnership, involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. Because it is likely that at least half of our operating partnership’s investments will be loans secured by real property and the operating partnership intends to use leverage to finance the investments, the taxable mortgage pool rules potentially could apply to the operating partnership. However, we and the operating partnership do not presently intend that the operating partnership will incur any indebtedness, the payments on which bear a relationship to payments (including payments at maturity) received by the operating partnership from its investments. Accordingly, we and the operating partnership do not believe that the operating partnership will be an obligor under debt obligations with two or more maturities, the payments on which bear a relationship to payments on the operating partnership’s debt investments, and, therefore, we and the operating partnership do not believe that the operating partnership will be classified as a taxable mortgage pool. If our operating partnership or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Asset Tests” and “—Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year.

In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704 (b) of the Internal Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code. Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated or depreciated property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules apply to the contribution that we made to our operating partnership of the cash proceeds received in offerings of shares of our common stock. As a result, the partners of our operating partnership, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the operating partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in a greater portion of our distributions being taxable as dividends.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we continue to qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations. With limited exceptions dividends received by individual U.S. stockholders from us that are not designated as capital gain dividends will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we own an interest);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any of our TRSs, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of our Company—General” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts must pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Foreign Accounts

A 30% withholding tax may, pursuant to Treasury Regulations and IRS guidance, be imposed on dividends paid after June 30, 2014, and gross proceeds from the sale or other disposition of our common stock occurring after December 31, 2016, to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock. See “—Foreign Accounts” below.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “—Effect of Subsidiary Entities,” and “—Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c) (17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI, unless they are able to properly exclude certain amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Non-U.S. stockholders should consult their tax advisors concerning the U.S. federal estate consequences of ownership of our common stock.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that would result in a portion of our dividends being considered excess inclusion income, and accordingly, it is possible that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S.

stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. We believe our common stock is, and will continue to be, regularly traded on an established securities market in the United States. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true:

(a)	Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

(b)	We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we are, and will continue to be, a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we will remain a domestically-controlled qualified investment entity; and

(c)	Either (i) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (ii) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has actually or constructively held over 5% of our outstanding common stock any time during the shorter of the five-year period ending on the date of the sale or the period such selling non-U.S. stockholder held our common stock.

Specific wash sales rules applicable to sales of stock in a domestically-controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

Withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities under certain circumstances. More specifically, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own shares of our common stock through foreign accounts or foreign intermediaries and to certain non-U.S. stockholders. The 30% withholding tax, pursuant to Treasury Regulations and IRS guidance, is generally imposed on payments occurring after June 30, 2014 with respect to dividends, and after December 31, 2016, with respect to gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Clifford Chance US LLP. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Hannon Armstrong Sustainable Infrastructure Capital, Inc. appearing in Hannon Armstrong Sustainable Infrastructure Capital, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of HA EnergySource Holdings, LLC, EnergySource LLC and Hudson Ranch I Holdings, LLC appearing in Hannon Armstrong Sustainable Infrastructure Capital, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Rental Operations of AWCC Holdings, LLC for the year ended December 31, 2013, included in Hannon Armstrong Sustainable Infrastructure Capital, Inc.’s 8-K/A filed on August 11, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC, containing reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at www.sec.gov.

This prospectus is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act covering securities that may be offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 001-35877)	Year ended December 31, 2013
Quarterly Report on Form 10-Q (File No. 001-35877)	Quarter ended March 31, 2014
Quarterly Report on Form 10-Q (File No. 001-35877)	Quarter ended June 30, 2014

Document	Filed
Current Report on Form 8-K (File No. 001-35877)	August 13, 2014
Current Report on Form 8-K/A (File No. 001-35877)	August 11, 2014
Current Report on Form 8-K (File No. 001-35877)	June 20, 2014
Current Report on Form 8-K (File No. 001-35877)	June 3, 2014
Current Report on Form 8-K (File No. 001-35877)	May 23, 2014
Current Report on Form 8-K (File No. 001-35877)	April 23, 2014
Current Report on Form 8-K (File No. 001-35877) (excluding item 2.02)	February 27, 2014
Current Report on Form 8-K (File No. 001-35877)	January 7, 2014
Current Report on Form 8-K (File No. 001-35877)	January 2, 2014

Document	Filed

Definitive Proxy Statement on Schedule 14A (only with respect to information contained in such Definitive Proxy Statement that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013) (File No. 001-35877)

April 11, 2014

Document	Filed
Registration Statement on Form 8-A (containing the description of shares of our common stock) (File No. 001-35877)	April 15, 2013

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to us at 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401, Attention: Hannon Armstrong Sustainable Infrastructure Capital, Inc., Investor Relations, or contact our offices at (410) 571-9860. The documents may also be accessed on our website at www.hannonarmstrong.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$5,488
Printing and engraving expenses*	$4,000
Legal fees and expenses*	$75,000
Accounting fees and expenses*	$20,000
Miscellaneous*	$10,512

Total*	$115,000

*	Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to us and our stockholders to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires us (unless our charter provides otherwise, which our charter does not) to indemnify any of our directors or officers who have been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we also may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who served any predecessor of our company, including the Predecessor, in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, in the State of Maryland, on this 14th day of August, 2014.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Jeffrey W. Eckel
Name:	Jeffrey W. Eckel
Title:	Chairman of the Board, President and Chief
Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey W. Eckel and J. Brendan Herron, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date
By:	/s/ Jeffrey W. Eckel	Chairman of the Board, President	August 14, 2014
	Jeffrey W. Eckel	and Chief Executive Officer (Principal Executive Officer)

By:	/s/ J. Brendan Herron	Chief Financial Officer and	August 14, 2014
	J. Brendan Herron	Executive Vice President (Principal Accounting and Financial Officer)

By:	/s/ Mark J. Cirilli		August 14, 2014
Mark J. Cirilli

By:	/s/ Charles M. O’Neil		August 14, 2014
Charles M. O’Neil

By:	/s/ Richard J. Osborne		August 14, 2014
Richard J. Osborne

By:	/s/ Jackalyne Pfannenstiel		August 14, 2014
Jackalyne Pfannenstiel

EXHIBIT INDEX

Exhibit number	Exhibit description

1.1*	Form of Underwriting Agreement by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc.

3.1	Articles of Amendment and Restatement of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

3.2	Bylaws of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

3.3	Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P. (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

4.1	Specimen Common Stock Certificate of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-11 (No. 333-186711), filed on April 12, 2013)

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3	Consent of Ernst & Young LLP for Hannon Armstrong Sustainable Infrastructure Capital, Inc. and HA EnergySource Holdings LLC

23.4	Consent of Ernst & Young LLP for EnergySource LLC and Hudson Ranch I Holding, LLC

23.5	Consent of Deloitte & Touche LLP for AWCC Holdings, LLC

24.1	Power of Attorney (included on signature page)

99.1	HA EnergySource Holdings LLC, Financial Statements as of September 30, 2012 and 2011 and for the years then ended (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

99.2	EnergySource LLC, Consolidated Financial Statements as of December 31, 2012 and 2011 and for the years then ended (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

99.3	Hudson Ranch I Holdings, LLC, Financial Statements as of December 31, 2012 and 2011 and for the years then ended (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

*	To be filed by amendment.